EXHIBIT 16.1


August 5, 2003



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C., 20549


We have read Item 4 of the Form 8-K dated August 5, 2003 of Acquisition Media, Inc., and are in agreement with the statements contained therein, insofar as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,


/s/Stonefield Josephson, Inc.
Stonefield Josephson, Inc.